DOCUMENT  -  8  1/2  X  11"UNITED  STATES
SECURITIES  AND  EXCHANGE  COMMISSION
WASHINGTON,  D.C.


SCHEDULE  13G

Under  the  Securities  Exchange  Act  of  1934
(Amendment  No.  1)


Software  Artistry,  Inc.
(Name  of  Issuer)


Common  Stock,  no  par  value
(Title  or  Class  of  Securities)


834028102
(CUSIP  Number)


Check  the  following  box  if  a  fee is being paid with this statement.  [ ]

CUSIP  No.    834028102

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

          CID  Ventures,  L.P.

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (a)
          (b)          [X]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

          Delaware



NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH



5. SOLE VOTING POWER         -0-
6. SHARED VOTING POWER       -0-
7. SOLE DISPOSITIVE POWER    -0-
8. SHARED DISPOSITIVE POWER  -0-



9.          AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON

          -0-

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [
]


11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

          -0-

12.          TYPE  OF  REPORTING  PERSON

          PN

CUSIP  No.  83402810

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

          CID  Partnership,  L.P.

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (a)
          (b)          [X]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

          Indiana


NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH



5. SOLE VOTING POWER         -0-
6. SHARED VOTING POWER       -0-
7. SOLE DISPOSITIVE POWER    -0-
8. SHARED DISPOSITIVE POWER  -0-



9.          AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON
          -0-

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[  ]

11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
          -0-

12.          TYPE  OF  REPORTING  PERSON
          PN

CUSIP  No.  83402810

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

          CID  Equity  Partners  I,  L.P.

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (a)
          (b)          [X]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

          Indiana



NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH



5. SOLE VOTING POWER         -0-
6. SHARED VOTING POWER       -0-
7. SOLE DISPOSITIVE POWER    -0-
8. SHARED DISPOSITIVE POWER  -0-



9.          AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON

          -0-

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[  ]


11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

          -0-

12.          TYPE  OF  REPORTING  PERSON

          PN

CUSIP  No.  83402810

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

          John  C.  Aplin

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (a)
          (b)          [X]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

          U.S.A.



NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH



5. SOLE VOTING POWER           19,957
6. SHARED VOTING POWER            -0-
7. SOLE DISPOSITIVE POWER    -19,957-
8. SHARED DISPOSITIVE POWER       -0-



9.          AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON

          19,957

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[  ]


11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

          .3%

12.          TYPE  OF  REPORTING  PERSON

          IN

CUSIP  No.  834028102

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

          Robert  A.  Compton

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (a)
          (b)          [X]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

          U.S.A.



NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH



5. SOLE VOTING POWER         5,000
6. SHARED VOTING POWER         -0-
7. SOLE DISPOSITIVE POWER    5,000
8. SHARED DISPOSITIVE POWER    -0-



9.          AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON

          5,000

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[  ]


11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

          .1%

12.          TYPE  OF  REPORTING  PERSON

          IN

CUSIP  No.  834028102

1.          NAME  OF  REPORTING  PERSON
     S.S.  or  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON

          John  T.  Hackett

2.          CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER  OF  A  GROUP
          (a)
          (b)          [X]

3.          SEC  USE  ONLY


4.          CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

          U.S.A.



NUMBER  OF  SHARES  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON  WITH



5. SOLE VOTING POWER         11,330
6. SHARED VOTING POWER          -0-
7. SOLE DISPOSITIVE POWER    11,330
8. SHARED DISPOSITIVE POWER     -0-



9.          AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING PERSON

          11,330

10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
[  ]


11.          PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

          .2%

12.          TYPE  OF  REPORTING  PERSON

          IN

     SCHEDULE  13G

     ITEM  1.

     (A) AND (B). This statement relates to the Common Stock of Software Artistry, Inc., an Indiana corporation ("Software"), with principal executive offices at 9449 Priority Way West Drive, Indianapolis, Indiana 46240.

     ITEM  2.

     (A)-(C). The persons filing this statement are CID Ventures, L.P., CID Partnership, L.P., CID Equity Partners I, L.P., John C. Aplin, Robert A.
Compton, and John T. Hackett (collectively, the "Reporting Persons", and individually, a "Reporting Person"). CID Ventures, L.P. is a limited partnership organized under Delaware law. CID Partnership, L.P. and CID Equity Partners I, L.P. are limited partnerships organized under Indiana law. CID Equity Partners I, L.P. is the general partner of both CID Ventures, L.P. and CID Partnership, L.P. Messrs. Aplin, Compton, and Hackett, each of whom is a U.S. citizen, are the general partners of CID Equity Partners I, L.P.

     CID Ventures, L.P., CID Partnership, L.P., and CID Equity Partners I, L.P. have certain unrelated individuals and entities as limited partners. The limited partners have the right to receive dividends from, and proceeds from the sale of, the Software shares held by CID Ventures, L.P. and CID Partnership, L.P. as determined from time to time by John C. Aplin, Robert A. Compton and John T. Hackett, the general partners of CID Equity Partners I, L.P., the general partner of both CID Ventures, L.P. and CID Partnership, L.P. The limited partners, however, do not have voting or investment power with respect to the shares held by CID Ventures, L.P. or CID Partnership, L.P.

     The principal business office of all Reporting Persons is located at One American Square, Suite 2850, Box 82074, Indianapolis, Indiana 46282.

     (D) AND (E). This statement relates to the Common Stock, no par value, of Software, and the CUSIP number for such securities is 834028102.

     ITEM  3.

     Not  Applicable.

     ITEM  4.    OWNERSHIP.

     Not  Applicable.

     ITEM  5.          OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

     If this statement is being filed to report the fact that as of the date hereof all Reporting Persons have ceased to be the beneficial owners of more
than  five  percent of the class of securities, check the following:       [ ]

     ITEM  6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON.

     Not  Applicable.

     ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not  Applicable.

     ITEM  8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not  Applicable.

     ITEM  9.          NOTICE  OF  DISSOLUTION  OF  A  GROUP.

     Not  Applicable.


     ITEM  10.          CERTIFICATION.

     Not  Applicable.

     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February  14,  1997

     CID  VENTURES,  L.P.

     By:          CID  Equity  Partners  I,  L.P.,  its  General  Partner


     By:  /s/John  T.  Hackett
          John  T.  Hackett
          Managing  General  Partner